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                                                              File No. 000-31309

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT

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                              MOREDIRECT.COM, INC.
             (Exact name of registrant as specified in its charter)


                        Florida                            65-0526173
            (State or other jurisdiction of             (I.R.S. Employer
            incorporation or organization)             Identification No.)

          7300 North Federal Highway
          Suite 200
          Boca Raton, FL                                     33487
         (Address of Principal Executive Offices)          (Zip Code)

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              MoreDirect.com, Inc. (the "Company") hereby requests that the
Registration Statement on Form 8-A (File No. 000-31309) (the "Registration Statement"), relating to the common stock, par value $.01 per share (the "Common Stock"), of the Company, be withdrawn, effective immediately. In addition, the Company has, pursuant to Rules 477 and 478 of the Securities Act of 1933, as amended (the "Securities Act"), withdrawn the Registration Statement on Form S-1 (Registration No. 333-35072), relating to the Common Stock, which was concurrently being registered under the Securities Act.


                                        MOREDIRECT.COM, INC.

Dated: December 18, 2000                By: /s/ Russell L. Madris
                                           -------------------------------------
                                           Russell L. Madris
                                           President and Chief Executive Officer